Exhibit 99

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital Reports Third Quarter 2001 Results
Hard Market Conditions Set Stage for Improved Results in 2002

Philadelphia, PA, November 7, 2001 — PMA Capital Corporation (NASDAQ: PMACA) today reported that its third quarter after-tax operating income (net income excluding after-tax net realized investment gains and losses), excluding losses stemming from the September 11th attack on the World Trade Center, was $5.5 million, or $0.25 per share. “On this basis, our operating performance exhibited solid growth from last quarter due to the continued favorable effect on our earnings from rate increases achieved across all segments of our specialty insurance businesses,” stated John W. Smithson, President and Chief Executive Officer of PMA Capital.

Looking ahead to 2002, Smithson commented, “We expect the recent acceleration in price firming and the meaningful tightening of terms and conditions, especially in the reinsurance segment of our business, to serve as catalysts to our already improving results. Securities analysts are predicting 2002 price increases in the range of 30-50% for the reinsurance market and 20-30% for the primary commercial insurance market. We believe that we have positioned each of PMA Capital’s specialty insurance businesses to benefit nicely from these hard market conditions. We currently expect improvement in our operating earnings for 2002, compared to 2001 results, due in large part to strong demand for our products and price increases in line with the industry.”

As previously announced, PMA Capital’s third quarter results were impacted by losses of approximately $20 million after-tax ($30 million pre-tax), or $0.93 per share, from the September 11th terrorist attack on the World Trade Center. Substantially all of our losses were in our reinsurance business. The Company’s quarterly result including these losses was an after-tax operating loss of $14.5 million, or $0.68 per share.

For the first nine months of 2001, PMA Capital’s after-tax operating loss was $3.8 million, or $0.18 per share. Results for the first nine months of 2001 included an after-tax gain of $6.3 million, or $0.29 per share, from the sale of real estate, as well as a tax benefit of $10.1 million, or $0.46 per share, resulting from the completion of an IRS examination. Partially offsetting the favorable impact on earnings from these first quarter 2001 events were after-tax losses of $14.5 million, or $0.66 per share, at PMA Capital’s excess and surplus lines company, Caliber One, during the first quarter of 2001, as well as losses from the September 11th attack.

For the third quarter and first nine months of 2000, PMA Capital reported after-tax operating losses of $29.3 million, or $1.35 per share, and $13.5 million, or $0.61 per share, respectively. PMA Capital’s results for these periods included a charge of approximately $40 million after-tax ($60 million pre-tax) due to higher than expected loss activity in our reinsurance operations.

Operating Revenues

Operating revenues include net premiums earned, investment income and other service revenue. For the third quarter of 2001, operating revenues were $208.8 million, up 42% from the same period last year. For the first nine months of 2001, operating revenues were $614.2 million, up 28% from the first nine months of 2000. The increases in operating revenues in 2001, compared to 2000, primarily reflect higher premiums in all segments of PMA Capital’s specialty insurance businesses due to the successful efforts each operating unit has made in achieving measured growth.

Net Income (Loss)

PMA Capital’s net loss for the third quarter of 2001 was $13.7 million, or $0.63 per share, compared with a net loss of $25.4 million, or $1.17 per share, for the third quarter of 2000. For the first nine months of 2001, net income was $0.5 million, or $0.02 per share, compared with a net loss of $10.8 million, or $0.49 per share, for the same period last year. Included in net income (loss) for the third quarter and first nine months of 2001 were after-tax net realized investment gains of $0.9 million and $4.3 million, compared with after-tax net realized gains of $3.9 million and $2.6 million for the same periods last year.

Financial Condition

Total assets were $3.8 billion as of September 30, 2001, compared with $3.5 billion as of December 31, 2000. Shareholders’ equity was $462.8 million as of September 30, 2001, compared with $440.0 million as of December 31, 2000 and $417.9 million as of September 30, 2000.

Book value per share, including unrealized gains and losses, increased to $21.56 as of September 30, 2001, compared with $20.40 and $19.33 as of December 31, 2000 and September 30, 2000, respectively. Excluding unrealized gains and losses, book value per share was $20.75 as of September 30, 2001, compared with $21.07 as of December 31, 2000 and $20.73 as of September 30, 2000.

PMA Re

Excluding losses from the September 11th attack, PMA Re’s pre-tax operating income was $5.3 million and $17.9 million for the third quarter and nine months ended September 30, 2001. Including approximately $30 million of net losses from the September 11th attack, PMA Re’s pre-

tax operating loss was $24.7 million and $12.1 million for the third quarter and nine months ended September 30, 2001. For the third quarter and first nine months of 2000, PMA Re’s pre-tax operating losses were $40.4 million and $13.6 million, which included a charge of approximately $60 million from the net impact of higher than expected losses for treaties covering certain lines of business for accident years 1999 and 1998.

Gross premiums written in the third quarter and first nine months of 2001 were $159.8 million and $352.1 million, compared with $121.5 million and $300.7 million for the same periods last year. PMA Re’s net premiums written were $104.9 million for the third quarter and $254.0 million for the first nine months of 2001, compared with $51.2 million and $192.7 million for the comparable periods last year. The improvement in gross and net premiums written in 2001 reflect higher premium volume for the Finite Risk & Financial Products unit due primarily to increased demand for these reinsurance coverages. Partially offsetting this growth was lower premium volume in PMA Re’s Specialty and Traditional treaty reinsurance units reflecting PMA Re’s commitment to its established pricing guidelines and its unwillingness to underwrite accounts that do not meet these guidelines.

The combined ratio, as computed using generally accepted accounting principles (GAAP), was 144.5% and 119.3% for the third quarter and first nine months of 2001, compared with 209.9% and 128.7% for the same periods last year. Excluding the effect of losses from the September 11th attack, PMA Re’s combined ratio was 108.2% and 107.3% for the three and nine months ended September 30, 2001.

Net investment income was $10.9 million and $34.7 million for the third quarter and first nine months of 2001, compared with $9.8 million and $38.1 million for the same periods last year. The decline in investment income for the nine-month period is primarily due to additional interest on funds held retrocessional contracts and lower invested asset yields.

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $6.0 million for the third quarter of 2001, up 17% from $5.1 million for the same period last year. For the first nine months of 2001, pre-tax operating income was $17.5 million, an increase of 7% from $16.4 million for the same period last year. These increases are primarily due to improved underwriting results, as premium growth in 2001 outpaced the growth in losses and expenses. Partially offsetting the improvement in underwriting results was lower investment income.

During the first nine months of 2001, The PMA Insurance Group’s net premiums written were $278.8 million, an increase of 25% over net premiums written of $223.0 million for the same period last year. The increase reflects improved pricing in workers’ compensation as well as all other commercial lines of business underwritten by The PMA Insurance Group. In addition, premium growth was aided by an increase in the number of accounts written in response to The PMA Insurance Group’s focused marketing efforts in selected territories.

The GAAP combined ratio was 105.0% for the third quarter of 2001 and 105.6% for the first nine months of 2001, both of which improved from the corresponding periods last year when the GAAP combined ratio was 110.6% and 111.1%, respectively.

Net investment income decreased by $1.6 million and $5.9 million in the third quarter and first nine months of 2001, compared with the same periods last year. These declines reflect a lower invested asset base resulting from the paydown of prior years’ losses and a reduction in invested assets late in 2000 due to the transfer of substantially all of the assets and liabilities of The PMA Insurance Group’s former run-off operations to a third party under a reinsurance agreement.

Caliber One

Caliber One reported pre-tax operating income of $50,000 for the third quarter of 2001, compared with a pre-tax operating loss of $4.2 million for the same period last year. The improvement in Caliber One’s operating results for the third quarter of 2001 is a result of lower underwriting losses in certain casualty and property lines of business.

For the first nine months of 2001, Caliber One had a pre-tax operating loss of $22.2 million, compared with a pre-tax operating loss of $7.0 million in 2000. The year-to-date 2001 results include $18.0 million of losses resulting from higher than anticipated claims frequency and severity in certain casualty and property lines of business, primarily professional liability coverages for the nursing home class of business, for policies written in the latter part of 1999 and early 2000.

Caliber One’s gross premiums written in 2001 were $24.8 million for the third quarter and $88.9 million for the first nine months of 2001, compared with $19.5 million and $76.6 million for the same periods in 2000. Caliber One’s net premiums written in 2001 were $8.5 million for the third quarter and $40.1 million for the first nine months of 2001, compared with $3.4 million and $12.8 million for the comparable periods in 2000. These increases in gross and net premiums written primarily reflect growth in policy volume in property and casualty classes of business as well as rate increases.

Net investment income was $686,000 and $2.0 million for the third quarter and first nine months of 2001, compared to $1.1 million and $3.1 million for the same periods last year. The declines in investment income are largely due to additional interest on funds held reinsurance contracts and lower invested asset yields.

Corporate and Other

The Corporate and Other segment includes unallocated investment income and expenses, including debt service, as well as the results of certain of the Company’s real estate properties. For the third quarter of 2001 and 2000, pre-tax operating losses for this segment were $3.7 million and $5.5 million, respectively. Through nine months of 2001 pre-tax operating losses in Corporate and Other were $3.6 million, compared to $16.2 million for the same period last year.

Interest expense is the single largest expense item in the Corporate and Other segment. For the third quarter and first nine months of 2001, interest expense declined $1.4 million and $3.5 million due to a lower average balance of debt outstanding and lower interest rates. Year-to-date results for the Corporate and Other segment also include a pre-tax gain of $9.8 million from the sale of certain real estate properties, which netted PMA Capital $14.4 million of cash proceeds in the first quarter.

Share Repurchase Plan

During the nine months ended September 30, 2001, PMA Capital repurchased 209,000 shares of its Class A Common Stock at a cost of $3.7 million (average per share price was $17.82). Since the inception of its share repurchase program in February 1998, PMA Capital has repurchased a total of 3.7 million shares at a total cost of $71.2 million (average per share price was $19.15).

As of September 30, 2001, the remaining share repurchase authorization was $18.8 million.

Quarterly Dividends

PMA Capital also announced today that its Board of Directors declared a regular quarterly dividend on its Class A Common Stock of $0.105 per share to shareholders of record on December 12, 2001. The dividends will be paid on January 2, 2002. PMA Capital has paid a dividend to shareholders for the past 84 years.

Business Outlook

Based on management’s current expectations, the estimated range of consolidated after-tax operating earnings for 2001, a key performance measure, is between $0.05 and $0.10 per diluted share, assuming no changes in our World Trade Center loss estimate or our loss estimates related to our other insurance businesses.

For 2002, the Company currently expects to report improved earnings reflecting accelerating and sustained price increases. So far in 2001, the Company has experienced substantial price increases across all of its specialty insurance businesses with premiums on PMA Re’s renewed business rising approximately 30%. The Company is seeing average price increases (weighted by premium volume) of 15% for the workers’ compensation business and 25% for other commercial lines business written by The PMA Insurance Group and 25% for excess and surplus lines business written by Caliber One.

These statements are forward-looking, and actual results may differ materially. Please see the Cautionary Statements that follow for the factors that may cause actual results to differ materially from our current expectations.

Status of Business Outlook

PMA Capital’s corporate representatives authorized to speak on behalf of the Company may meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, PMA Capital’s spokespersons may reiterate the Business Outlook published in this press release. At the same time, PMA Capital will keep this press release, including this Business

Outlook publicly available on its website at http://www.pmacapital.com. Prior to the start of the Quiet Period (described below), the public can continue to rely on this Business Outlook as still being PMA Capital’s current expectations on matters covered, unless PMA Capital publishes a press release stating otherwise.

Beginning January 16, 2002, PMA Capital will observe a “Quiet Period” during which the Business Outlook as provided in this press release and the Company’s periodic filing on Form 10-Q may no longer constitute management’s current expectations. During the Quiet Period, the Business Outlook in these documents should be considered historical, speaking as of prior to the beginning of the Quiet Period only and should not be relied upon. The Company expressly disclaims any current intention to update its Business Outlook during the Quiet Period. During the Quiet Period, unless otherwise publicly announced, PMA Capital spokespersons will not comment on the Business Outlook or PMA Capital’s financial results or expectations. The Quiet Period will last until PMA Capital’s next Earnings Release is published, currently scheduled for February 6, 2002.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this press release, including those in the Business Outlook section and made by John W. Smithson, and oral statements made by individuals authorized to speak on behalf of PMA Capital Corporation (the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

  changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
  regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the cost of or demand for the Company’s products or otherwise affect the ability of the Company to conduct its business;
  competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
  ability to implement and maintain rate increases;
  the effect of changes in workers' compensation statutes and their administration;
  the Company's ability to predict and effectively manage claims related to insurance and reinsurance policies;
  the lowering or loss of one or more of the financial strength or claims paying ratings of the Company's insurance subsidiaries;
  adequacy of reserves for claim liabilities;
  adverse property and casualty loss development for events the Company insured in prior years;
  the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
  uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
  adequacy and collectibility of reinsurance purchased by the Company;
  severity of natural disasters and other catastrophes;
  reliance on key management; and

  other factors disclosed from time to time in the Company’s most recent Forms 10-K, 10-Q and 8-K filed by the Company with the Securities and Exchange Commission.

Investors should not place undue reliance on any forward-looking statements. Unless otherwise stated, the Company disclaims any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital’s 3rd quarter Statistical Supplement, which provides more detailed historical information about PMA Capital and its insurance businesses, is available on our website. Please see the Investor Information section of our website at http://www.pmacapital.com. You may also obtain a copy of this supplement from the Company by sending your request to:

          Albert Ciavardelli
          Vice President - Finance
          PMA Capital Corporation
          1735 Market Street
          Philadelphia, PA 19103

Alternatively, you may submit your request by telephone -- (215.665.5046) -- or by e-mail -- aciavardelli@pmare.com.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.

PMA Capital Corporation
Financial Data
(Dollars in thousands, except per share amounts)

Three months ended September 30,			Nine months ended September 30,
Income Statement Data:	2001	2000	2001	2000

Net premiums written:
PMA Re	$104,902	$51,154	$254,025	$192,747
The PMA Insurance Group	89,316	86,574	278,802	222,955
Caliber One	8,507	3,400	40,055	12,758
Corporate and Other	(184)	(178)	(587)	(669)

Consolidated	$202,541	$140,950	$572,295	$427,791

Revenues:
Net premiums earned:
PMA Re	$79,970	$45,696	$243,278	$180,189
The PMA Insurance Group	91,301	68,128	252,877	192,910
Caliber One	13,075	8,381	33,265	20,622
Corporate and Other	(184)	(178)	(587)	(669)

Consolidated net premiums earned	184,162	122,027	528,833	393,052
Net investment income	21,338	22,369	65,714	76,061
Realized gains	1,347	5,997	6,659	4,068
Other revenues	3,308	3,087	19,623	9,748

Consolidated revenues	$210,155	$153,480	$620,829	$482,929

Components of operating income (loss) (1):
PMA Re	$(24,656)	$(40,377)	$(12,123)	$(13,615)
The PMA Insurance Group	6,001	5,148	17,491	16,366
Caliber One	50	(4,239)	(22,206)	(7,030)
Corporate and Other	(3,676)	(5,518)	(3,578)	(16,232)
Pre-tax operating loss	$(22,281)	$(44,986)	$(20,416)	$(20,511)

After-tax operating loss	$(14,526)	$(29,260)	$(3,848)	$(13,488)

Net income (loss)	$(13,650)	$(25,362)	$481	$(10,844)

Weighted average common shares outstanding:
Basic	21,518,476	21,736,599	21,514,144	22,018,944
Diluted (2)	21,518,476	21,736,599	21,891,248	22,018,944
After-tax operating loss per share:
Basic	$(0.68)	$(1.35)	$(0.18)	$(0.61)

Diluted (2)	$(0.68)	$(1.35)	$(0.18)	$(0.61)

Net income (loss) per share:
Basic	$(0.63)	$(1.17)	$0.02	$(0.49)

Diluted (2)	$(0.63)	$(1.17)	$0.02	$(0.49)

Balance Sheet Data:	September 30, 2001	December 31, 2000
Total assets	$3,831,723	$3,469,406
Shareholders' equity	$462,814	$440,046
Shareholders' equity per share (including FAS 115)	$21.56	$20.40
Shareholders' equity per share (excluding FAS 115)	$20.75	$21.07

(1)

Pre-tax operating loss represents pre-tax loss from continuing operations, excluding net realized investment gains. After-tax operating loss is net income (loss) excluding after-tax net realized investment gains.

(2)

For the third quarter 2001, and the third quarter and nine months ended September 30, 2000, common stock equivalents have been excluded from diluted weighted average shares because of their anti-dilutive effect on per share results for these periods.